STOCK PURCHASE AGREEMENT


                                      among


                                 JOSEPH M. DUKE

                                 CAROLYN M. DUKE


                                       and


                          WESTSTAR ENVIRONMENTAL, INC.,
                              a Florida Corporation



                          Dated as of August ___, 2000




                                   Cover Page


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                                TABLE OF CONTENTS


ARTICLE 1 - DEFINITIONS......................................................  1

ARTICLE 2 - SALE OF STOCK....................................................  3

   2.1   PURCHASE AND DELIVERY OF THE COMMON SHARES..........................  3
   2.2   PURCHASE PRICE......................................................  3
   2.3   ADDITIONAL ACTIONS AT CLOSING.......................................  4
   2.4   EARNEST MONEY PAYMENTS..............................................  4

ARTICLE 3 - CLOSING..........................................................  4

   3.1   CLOSING.............................................................  4
   3.2   DELIVERIES BY SELLERS AT CLOSING....................................  4
   3.3   DELIVERIES BY PURCHASER AT CLOSING..................................  5

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF................................  6

   4.1   ORGANIZATION AND POWER OF SELLERS AND THE COMPANY...................  6
   4.2   AUTHORITY RELATIVE TO AGREEMENT.....................................  6
   4.3   AUTHORIZED CAPITALIZATION...........................................  6
   4.4   OWNERSHIP AND TRANSFER OF COMMON SHARES.............................  6
   4.5   ENFORCEABILITY OF AGREEMENT.........................................  6
   4.6   EFFECT OF AGREEMENT.................................................  6
   4.7   INFORMATION FURNISHED BY SELLERS TO PURCHASER.......................  7
   4.8   FINANCIAL STATEMENTS AND UNDISCLOSED LIABILITIES....................  7
   4.9   LITIGATION..........................................................  7
   4.10  RESTRICTIVE DOCUMENTS...............................................  8
   4.11  COMPLIANCE WITH LAWS................................................  8
   4.12  SUBSIDIARIES........................................................  8
   4.13  PROPRIETARY RIGHTS..................................................  8
   4.14  TAX MATTERS.........................................................  9
   4.15  UNION CONTRACTS AND LABOR RELATIONS.................................  9
   4.16  EMPLOYEES/EMPLOYEE BENEFIT PLANS....................................  9
   4.17  CONDUCT OF BUSINESS................................................. 10
   4.18  SOLVENCY............................................................ 10
   4.19  LEASES.............................................................. 10
   4.20  REAL AND PERSONAL PROPERTY.......................................... 11
   4.21  MATERIAL CONTRACTS.................................................. 11
   4.22  GOVERNMENT PERMITS.................................................. 11
   4.23  TITLE TO PROPERTIES................................................. 12
   4.24  INSURANCE........................................................... 12
   4.25  ACCOUNTS RECEIVABLE................................................. 12
   4.26  TRANSACTIONS WITH AFFILIATES........................................ 12
   4.27  BANK ACCOUNTS, POWERS OF ATTORNEY AND COMPENSATION OF EMPLOYEES..... 12
   4.28  INVENTORY........................................................... 13
   4.29  SUPPLIERS AND CUSTOMERS............................................. 13
   4.30  BOOKS AND RECORDS................................................... 13
   4.31  DISCLOSURE.......................................................... 13
   4.32  BROKER'S OR FINDER'S FEES........................................... 13
   4.33  ABSENCE OF CERTAIN EVENTS........................................... 13
   4.36  PRODUCT WARRANTY.................................................... 14
   4.37  DISPOSAL OR RELEASE OF HAZARDOUS SUBSTANCES......................... 14
   4.38  INVESTMENT REPRESENTATION........................................... 14
   4.39  ACCOUNTS PAYABLE.................................................... 16


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ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF PURCHASER...................... 16

   5.1   ORGANIZATION AND POWER OF PURCHASER................................. 16
   5.2   AUTHORITY RELATIVE TO AGREEMENT..................................... 16
   5.3   ENFORCEABILITY OF AGREEMENT......................................... 16
   5.4   EFFECT OF AGREEMENT................................................. 16
   5.5   RESTRICTIVE DOCUMENTS............................................... 17
   5.6   FULL DISCLOSURE..................................................... 17
   5.7   INVESTMENT REPRESENTATION........................................... 17
   5.8   AUTHORIZED CAPITALIZATION........................................... 17
   5.9   INFORMATION FURNISHED BY PURCHASER TO SELLERS....................... 17
   5.10  FINANCIAL STATEMENTS AND UNDISCLOSED LIABILITIES.................... 17
   5.11  TAX MATTERS......................................................... 18
   5.12  BROKER'S OR FINDER'S FEES........................................... 18
   5.13  ABSENCE OF CERTAIN RECENT CHANGES................................... 19
   5.14  LITIGATION; DISPUTES................................................ 19
   5.15  ABSENCE OF UNDISCLOSED LIABILITIES.................................. 19
   5.16  NOTHING REASONABLY ANTICIPATED TO DELAY CLOSING..................... 19
   5.17  NO KNOWLEDGE THAT REPRESENTATIONS ARE INCORRECT..................... 19
   5.18  INVESTMENT INTENT................................................... 19

ARTICLE 6 - COVENANTS OF SELLERS............................................. 20

   6.1   CONDUCT OF BUSINESS................................................. 20
   6.2   EXCLUSIVE DEALING................................................... 20
   6.3   REVIEW OF THE COMPANY OR ITS SUBSIDIARIES........................... 20
   6.4   REGULATORY APPROVALS................................................ 20
   6.5   CHANGES IN CAPITAL STOCK............................................ 21
   6.6   FURTHER ASSURANCES.................................................. 21
   6.7   KEY EMPLOYEES....................................................... 21
   6.8   BEST EFFORTS........................................................ 21
   6.9   NONSOLICITATION OF EMPLOYEES........................................ 21

ARTICLE 7 - COVENANTS OF PURCHASER........................................... 21

   7.1   REGULATORY APPROVALS................................................ 21
   7.2   FURTHER ASSURANCES.................................................. 21
   7.3   CONFIDENTIALITY..................................................... 22
   7.4   STATUS OF PURCHASER'S IPO........................................... 22
   7.5   CONDUCT OF BUSINESS................................................. 22
   7.6   BEST EFFORTS........................................................ 22
   7.7   NONSOLICITATION OF EMPLOYEES; CONFIDENTIALITY....................... 22

ARTICLE 8 - CONDITIONS TO PURCHASER'S OBLIGATIONS............................ 23

   8.1   NO MATERIAL ADVERSE CHANGE.......................................... 23
   8.2   TRUTH OF REPRESENTATIONS AND WARRANTIES............................. 23
   8.3   PERFORMANCE OF AGREEMENTS........................................... 23
   8.4   NO PROCEEDINGS...................................................... 23
   8.5   GOVERNMENTAL APPROVALS.............................................. 23
   8.6   PROCEEDINGS......................................................... 23
   8.7   OPINION OF COUNSEL.................................................. 24

ARTICLE 9 - CONDITIONS TO OBLIGATIONS OF SELLERS............................. 24

   9.1   TRUTH OF REPRESENTATIONS AND WARRANTIES............................. 24
   9.2   PERFORMANCE OF AGREEMENTS........................................... 24
   9.3   NO PROCEEDINGS...................................................... 24
   9.4   GOVERNMENTAL APPROVALS.............................................. 24
   9.5   PROCEEDINGS......................................................... 24
   9.6   NO MATERIAL ADVERSE CHANGE.......................................... 25
   9.7   TAX RETURNS......................................................... 25


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ARTICLE 10 - SURVIVAL OF REPRESENTATIONS; INDEMNITY.......................... 25

   10.1  SURVIVAL OF REPRESENTATIONS......................................... 25
   10.2  INDEMNIFICATION BY SELLERS.......................................... 25
   10.3  INDEMNIFICATION BY PURCHASER........................................ 25
   10.4  REDUCTION OF PAYMENTS............................................... 25
   10.5   INDEMNIFICATION OF THIRD-PARTY CLAIMS.............................. 25
   10.6  TIME FOR NOTICE..................................................... 26
   10.7  TIME FOR PAYMENT.................................................... 26
   10.8  TAX EFFECT.......................................................... 26
   10.9  AMOUNT LIMITATION................................................... 27
   10.10 INDEMNIFICATION IS SOLE REMEDY...................................... 27
   10.11 PURCHASER'S IPO..................................................... 27

ARTICLE 11 - MISCELLANEOUS................................................... 28

   11.1  TERMINATION OF AGREEMENT............................................ 28
   11.2  EXECUTION IN COUNTERPARTS........................................... 28
   11.3  NOTICES............................................................. 28
   11.4  WAIVERS............................................................. 29
   11.5  SPECIFIC PERFORMANCE................................................ 29
   11.6  ENTIRE AGREEMENT.................................................... 29
   11.7  APPLICABLE LAW...................................................... 29
   11.8  BINDING EFFECT...................................................... 29
   11.9  ASSIGNABILITY....................................................... 29
   11.10 EXPENSES............................................................ 29
   11.11 PUBLICITY........................................................... 30
   11.12 AMENDMENTS.......................................................... 30
   11.13 NO THIRD PARTY BENEFICIARIES........................................ 30
   11.14 CERTAIN TAX MATTERS................................................. 30


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                                    SCHEDULES

Schedule 4.9        Litigation

Schedule 4.13       Proprietary Rights

Schedule 4.14       Tax Matters

Schedule 4.16       Employees and Employee Benefit Plans

Schedule 4.19       Leases

Schedule 4.20       Real and Personal Property

Schedule 4.21       Material Contracts

Schedule 4.22       Permits, Licenses, Etc.

Schedule 4.24       Insurance

Schedule 4.25       Accounts Receivable

Schedule 4.26       Transactions with Affiliates

Schedule 4.27       Bank Accounts, Etc.

Schedule 4.36       Product Warranty

Schedule 4.39       Accounts Payable

Schedule 5.8        Purchaser's Capitalization

Schedule 5.13       Purchaser's Recent Changes

Schedule 5.14       Purchaser's Litigation; Disputes


                                EXHIBITS

Exhibit  3.2(f)     Form of Employment Agreement [Joseph M. Duke]

Exhibit  3.2(g)     Form of Noncompetition Agreement

Exhibit  3.2(h)     Form of Sellers' Promissory Note

Exhibit  4.8        Sellers' Financial Statements

Exhibit  8.7        Form of Opinions of Sellers' Counsel


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                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT dated as of August ___, 2000, by and among JOSEPH
M. DUKE ("Joseph Duke") and CAROLYN M. DUKE ("Carolyn Duke," and along with Joseph Duke, "Sellers"), and WESTSTAR ENVIRONMENTAL, INC., a Florida corporation ("Purchaser").

     PRELIMINARY STATEMENT. Sellers own collectively 800 shares of common stock, $5.00 par value (the "VVI Shares"), of VILLAGE VENTURES, INC., a Florida corporation d/b/a Village Septic and Development (document # G15663; the "Company"). The Company specializes in site preparation, underground utilities and residential and commercial sewage systems. Sellers desire to sell and Purchaser desires to purchase the VVI Shares, upon the terms and subject to the conditions hereinafter set forth.

     ACCORDINGLY, the parties hereby agree as follows:

                             ARTICLE 1 - DEFINITIONS

     All terms used herein without definition that are defined in the Uniform Commercial Code as enacted and in effect from time to time in the State of Florida shall have the same meanings herein as they have in the Uniform Commercial Code, unless otherwise provided herein. In addition, the following terms shall have the meanings assigned to them below:

     ACCOUNTS PAYABLE. "Accounts Payable" shall have the meaning assigned to it in Section 4.39 hereof.

     ACCOUNTS RECEIVABLE. "Accounts Receivable" shall have the meaning assigned to it in Section 4.25 hereof.

     AFFILIATE. "Affiliate" shall mean any Person that owns or controls, is owned or controlled by or is under common ownership or control with the Person in question.

     CASH PORTION OF THE PURCHASE PRICE. "Cash Portion of the Purchase Price" shall have the meaning assigned to it in Section 2.2 hereof.

     CLOSING. "Closing" shall have the meaning assigned to it in Section 3.1 hereof.

     CLOSING DATE. "Closing Date" shall have the meaning assigned to it in
Section 3.1 hereof.

     CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     COMPANY. "Company" shall have the meaning assigned to it in the Preliminary Statement.


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     DEBT. "Debt" shall mean any indebtedness or liability for borrowed money, and any other indebtedness or liability evidenced by notes, debentures, bonds or similar obligations incurred on behalf of and for the benefit of the Company.

     EMPLOYMENT AGREEMENT. "Employment Agreement" shall mean the Employment Agreement between Purchaser and Joseph Duke, in the form of EXHIBIT 3.2(F) attached hereto.

     ENVIRONMENTAL LAW. "Environmental Law" shall mean any governmental statute, law, ordinance, code, rule, regulation, order or decree or any decision, conclusion or determination made by a government official relating to or imposing liability or standards of conduct as may now or at any time hereafter be in effect regarding any air emission, water discharge or the use, storage, handling, generation or disposal of any hazardous materials, including without limitation the following, as the same may be amended or replaced from time to time, and all regulations promulgated thereunder or in connection therewith: the Superfund Amendments and Reauthorization Act of 1986 ("SARA"); the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"); the Clean Air Act ("CAA"); the Clean Water Act ("CWA"); the Toxic Substances Control Act ("TSCA"); the Solid Waste Disposal Act ("SWDA"), as amended by the Resource Conservation and Recovery Act ("RCRA"); and the Occupational Safety and Health Act of 1970 ("OSHA").

     ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     GAAP. "GAAP" shall mean generally accepted accounting principles, consistently applied.

     IPO DATE. "IPO Date" shall have the meaning assigned to it Section 10.11 hereof.

     IRS. "IRS" shall mean the Internal Revenue Service.

     NONCOMPETITION AGREEMENTS. "Noncompetition Agreements" shall mean the respective Noncompetition Agreements between Purchaser and each of the Sellers, substantially in the form of EXHIBIT 3.2(G) attached hereto.

     PERSON. "Person" shall mean an individual, partnership, joint venture, corporation, trust, business entity, unincorporated organization or government or department or agency thereof.

     PURCHASER'S IPO. "Purchaser's IPO" shall have the meaning assigned to it
Section 10.11 hereof.

     PURCHASE PRICE. "Purchase Price" shall have the meaning assigned to it in
Section 2.2 hereof.

     SECURITIES ACT. "Securities Act" shall have the meaning assigned to it in
Section 4.38 hereof.


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     SELLER LIABILITIES. "Seller Liabilities" shall have the meaning assigned to it in Section 10.2 hereof.

     SELLERS' PROMISSORY NOTE. "Sellers' Promissory Note" shall mean a promissory note from Sellers in favor of Purchaser in the amount of $100,000, substantially in the form of EXHIBIT 3.2(H) attached hereto, evidencing a loan from Purchaser to Sellers in such amount.

     SUBSIDIARY. "Subsidiary" shall mean, with respect to any corporation, another corporation, more than 50% of whose voting securities are owned, directly or indirectly, by the corporation in question.

     VVI SHARES. "VVI Shares" shall have the meaning assigned to it in the Preliminary Statement.

     WEI SHARES. "WEI Shares" shall mean 83,333 shares of Purchaser's common stock, $.001 par value (valued at $6.00 per share), provided by Purchaser in the aggregate to Sellers as a portion of the Purchase Price, having an aggregate, agreed-upon value of $500,000.00.

                            ARTICLE 2 - SALE OF STOCK

     2.1 PURCHASE AND DELIVERY OF THE VVI SHARES. At the Closing, Sellers shall sell and deliver the VVI Shares, and Purchaser shall purchase and accept the VVI Shares, on the terms and subject to the conditions of this Agreement.

     2.2 PURCHASE PRICE. The Purchase Price for the VVI Shares shall be approximately $1,350,000.00, adjusted as provided hereinbelow in this Section
2.2. In full consideration for the purchase by Purchaser of the VVI Shares, Purchaser shall deliver to Sellers at the Closing (i) immediately available funds in an amount equal to approximately $850,000.00 (adjusted as provided hereinbelow in this Section 2.2) (referred to as the "Cash Portion of the Purchase Price"), and (ii) the WEI Shares (valued at $6.00 per share). The aggregate of the Purchase Price and the amount of Company Debt at the time of Closing shall equal $2,250,000.00, plus an adjustment for any increase or decrease in the Company's net book value as of the closest month-end that is not less than fifteen (15) days prior to Closing compared to the Company's net book value existing at December 31, 1999, as reflected in its audited year-end financials (the "NBV Adjustment"). The Purchase Price for the VVI Shares shall be reduced or increased dollar for dollar for (i) any Debt of the Company existing as of the Closing Date, in excess of or less than $900,000.00, as the case may be, and (ii) the NBV Adjustment; accordingly, as the value of the WEI Shares is agreed upon to be $500,000.00, any adjustment in the Purchase Price shall be reflected in the Cash Portion of the Purchase Price. (E.g., if the aggregate Debt of the Company at Closing is equal to $940,000.00, the Purchase Price of the VVI Shares shall be $1,310,000.00, which shall be represented by the WEI Shares and the Cash Portion of the Purchase Price equal to $810,000.00; in the alternative, if the aggregate Debt of the Company is equal to $860,000.00, the Purchase Price of the VVI Shares shall be $1,390,000.00, which shall be represented by the WEI Shares and the Cash Portion of the Purchase Price equal to $890,000.00. The foregoing example would then take into consideration the NBV Adjustment.) In addition to the foregoing,


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the Cash Portion of the Purchase Price required to be delivered at Closing shall be reduced by the earnest money payments made by Purchaser to Sellers, as described in Section 2.4 hereof.

     2.3 ADDITIONAL ACTIONS AT CLOSING. In addition to the purchase and sale of the VVI Shares, at Closing, Purchaser and Joseph Duke shall enter into the Employment Agreement.

     2.4 EARNEST MONEY PAYMENTS. In order to induce Sellers to enter into this Agreement and to proceed diligently to Closing, Purchaser has paid Sellers $25,000 in cash on January 21, 2000, $8,333 in cash on April 28, 2000, $8,333 on
May 20, 2000, and $8,333 on June 20, 2000. In addition, if the Closing has not occurred prior to July 31, 2000, Purchaser shall pay to Sellers in cash an additional $25,000, which then also shall adjust the Cash Portion of the Purchase Price to be delivered at Closing. So long as Sellers proceed to Closing diligently and in good faith, and so long as the transactions described in this Agreement shall not have been terminated due to the actions of Purchaser, all of the payments to Sellers specified in this Section 2.4 are nonrefundable and Sellers shall have no obligation to refund these payments to the Purchaser. All earnest money payments described in this Section 2.4 shall be credited towards the Cash Portion of the Purchase Price, thereby reducing the amount of cash required by Purchaser at Closing.

                               ARTICLE 3 - CLOSING

     3.1 CLOSING. Subject to the satisfaction or waiver of all of the conditions set forth in Sections 8 and 9 hereof, the sale and purchase of the VVI Shares and the consummation of the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Purchaser or Purchaser's counsel, in Jacksonville, Florida, at 2:00 p.m. on the date of Purchaser's IPO, or at such other place, time or date as the parties may agree (the "Closing Date").

     3.2 DELIVERIES BY SELLERS AT CLOSING. At the Closing, Sellers shall deliver to Purchaser the following:

     (a) The stock certificates representing the VVI Shares, duly endorsed in blank or accompanied by a stock powers duly executed in blank, with all necessary transfer tax and other revenue stamps paid and, if appropriate, affixed and cancelled;

     (b) (i) Copies of the Company's charter, including all amendments thereto, certified by the Secretary of State of the State of Florida, and (ii) a certificate from the Secretary of State of the State of Florida to the effect that the Company is in good standing;

     (c) The Company's minute book, containing all resolutions and minutes adopted or approved by the Company's board of directors and or shareholder through the Closing Date, along with the Company's stock transfer records and unissued stock certificates;

     (d) A Closing Certificate as to the matters specified in Sections 8.1, 8.2, 8.3, 8.4 and 8.5 hereof;


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     (e) A resignation letter, whereby Sellers resign from all positions he or she may hold as an officer or director of the Company, except as may otherwise be provided in the Employment Agreement;

     (f) The Employment Agreement, duly executed by Joseph Duke;

     (g) The Noncompetition Agreements, duly executed by each of the Sellers;

     (h) Sellers' Promissory Note, duly executed by each of the Sellers;

     (i) An opinion of counsel to Sellers, as provided in Section 8.7 hereof;
and

     (j) All other documents that are required herein to be delivered by Sellers at or prior to Closing.

     3.3 DELIVERIES BY PURCHASER AT CLOSING. At the Closing, Purchaser shall deliver to Sellers the following:

     (a) The Cash Portion of the Purchase Price in immediately available funds by either Purchaser's check or by wire transfer;

     (b) Stock certificate to the Sellers, as joint tenants with right of survivorship, representing the WEI Shares having the appropriate restrictive legends;

     (c) (i) Copies of Purchaser's charter, including all amendments thereto, certified by the Secretary of State of the State of Florida, and (ii) a certificate from the Secretary of State of the State of Florida to the effect that Purchaser is in good standing;

     (d) A Closing Certificate as to the matters specified in Sections 9.1, 9.2,
9.3 and 9.4 hereof;

     (e) A Secretary's Certificate of Purchaser, certifying resolutions adopted by the Board of Directors of Purchaser, authorizing the transactions contemplated hereby;

     (f) The Employment Agreement, executed on behalf of Purchaser;

     (g) The Noncompetition Agreements, executed on behalf of Purchaser, along with Purchaser's checks for the consideration provided therein; and

     (h) All other documents that are required herein to be delivered by Purchaser at or prior to Closing.


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              ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers hereby represent and warrant to Purchaser that:

     4.1 ORGANIZATION AND POWER OF THE COMPANY. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and is duly qualified to do business as a foreign corporation in each jurisdiction where the conduct of business or the ownership or lease of property requires or makes it desirable for the Company to be so qualified.

     4.2 AUTHORITY RELATIVE TO AGREEMENT. Except as set forth in SCHEDULE 4.2 hereto, the execution, delivery and performance of this Agreement by Sellers, and the consummation by Sellers of the transactions contemplated hereby and thereby, do not require the authorization of any third party. Any such third-party authorizations shall be required to be obtained by Sellers prior to Closing.

     4.3 AUTHORIZED CAPITALIZATION. The authorized capital stock of the Company consists of 1,000 shares of common stock, $5.00 par value per share, of which 800 shares are issued and outstanding to Joseph Duke and Carolyn Duke, his wife, as joint tenants with right of survivorship. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of the Company, other than as contemplated by this Agreement.

     4.4 OWNERSHIP AND TRANSFER OF VVI SHARES. All of the VVI Shares have been duly authorized and validly issued and are fully paid and nonassessable. Sellers are the lawful owners of the VVI Shares, free and clear of all liens, encumbrances, restrictions and claims of every kind. Sellers have full legal right, power and authority to enter into this Agreement and to sell, assign, transfer and convey the VVI Shares to Purchaser pursuant to this Agreement. The delivery to Purchaser of the VVI Shares pursuant to the provisions of this Agreement will transfer to Purchaser full, valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind. None of the VVI Shares is subject to any federal or state restriction on resale or transfer other than under applicable securities laws. The certificate representing the VVI Shares does not bear a legend of any kind thereon.

     4.5 ENFORCEABILITY OF AGREEMENT. Sellers have duly executed and delivered this Agreement. This Agreement constitutes a valid and binding obligation of Sellers, enforceable in accordance with its terms.

     4.6 EFFECT OF AGREEMENT. Except as set forth in SCHEDULE 4.6 hereto, the execution, delivery and performance of this Agreement by Sellers and the consummation by Sellers of the transactions contemplated hereby do not and will not (i) violate any provision of law applicable to the Company or the corporate charter or bylaws of the Company; (ii) require the consent, waiver, approval, license or authorization of, or filing with, any Person (any such required authorization shall be the responsibility of Sellers to obtain prior to Closing); or (iii) with or without the giving of


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notice or the passage of time or both, conflict with or result in a breach or termination of, constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the assets of the Company, pursuant to any provision of any mortgage, deed of trust, indenture or other agreement or instrument, or any order, judgment, decree or any other restriction of any kind or character, to which the Company is a party or by which its assets may be bound.

     4.7 INFORMATION FURNISHED BY SELLERS TO PURCHASER. There is no fact that the Sellers have not disclosed herein that materially and adversely affects the properties, business, prospects, profits or condition (financial or otherwise) of the Company, except that Sellers make no representation or warranty as to the effect of general economic conditions, the condition of the financial markets, future legislation or future regulatory action. There has been no materially adverse change in the assets or liabilities, the business or condition, financial or otherwise, the results of operations or the prospects of the Company, taken as a whole, since June 30, 2000.

     4.8 FINANCIAL STATEMENTS AND UNDISCLOSED LIABILITIES. Sellers have heretofore furnished to Purchaser true and complete copies of (i) the audited financial statements of the Company as of December 31, 1999, (ii) the unaudited balance sheet of the Company at June 30, 2000, and (iii) the related unaudited statement of income and retained earnings and statement of cash flows for the Company as of June 30, 2000, together with the notes thereto (collectively, the "Financial Statements," copies of which are attached hereto as EXHIBIT 4.8). To the best knowledge of Sellers, the Financial Statements present fairly the financial position, results of operations and cash flow of the Company as of the date and for the period indicated. Except as disclosed in the Financial Statements, to the best of Sellers' knowledge following diligent review, the Company has no material liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, whether or not such liabilities or obligations would have been required to be disclosed on a balance sheet prepared in conformity with GAAP, other than liabilities and obligations incurred since June 30, 2000 in the ordinary course of business and consistent with past practices. Without limiting the generality of the foregoing, to the best of Sellers' knowledge following diligent review, the Company has no material liability (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against it giving rise to any material liability) arising out of any injury to persons or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Company or any of the Company's dealers or representatives, other than liabilities and obligations incurred since June 30, 2000 in the ordinary course of business and consistent with past practices.

     Third-party accountants retained by Purchaser prepared the audited financial statements of the Company as of December 31, 1999. Although Sellers make no representation as to the correctness of such audited financials, Sellers do represent that all of the information provided by Sellers and the Company to the accountants for the preparation of such audited financials was correct.

     4.9 LITIGATION. Except as disclosed in SCHEDULE 4.9 hereto, (i) there are no claims, actions, proceedings or investigations pending or, to the best of Sellers' knowledge following diligent review, threatened against or relating to the Company, before any court or governmental or regulatory authority or body, and (ii) neither the Company nor any of its property is subject to any


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


order, judgment, injunction or decree that materially adversely affects the financial condition, assets, business or prospects of the Company.

     4.10 RESTRICTIVE DOCUMENTS. The Company is not subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or other restriction of any kind or character (other than laws and regulations generally applicable to similar businesses), that materially adversely affects the business practices, operations or condition of the Company or any of its assets or property, or that would prevent consummation of the transactions contemplated by this Agreement, compliance by Sellers with the terms, conditions and provisions hereof or thereof or the continued operation of the Company's business after the date hereof on substantially the same basis as heretofore operated.

     4.11 COMPLIANCE WITH LAWS. The Company is and at all times has been in compliance in all material respects with all applicable statutes, laws, regulations, rules, orders, judgments and decrees, including, without limitation, all applicable federal, state and local laws, administrative rulings, regulations and regulating approvals relating to (a) protection of the environment, (b) wages, hours, hiring, non-discrimination, promotion, retirement, benefits, pensions and working conditions, (c) air, water, toxic substances, pesticides, noise, odor or solid gaseous or liquid waste generation, and handling, storage, disposal or transportation thereof, (d) health and safety, (e) zoning and building codes, (f) production, storage, processing, advertising, sale, transportation, destruction, disposal, use and warranty of products, and (g) trade and antitrust regulations, except in any of the forgoing cases where the failure to comply would not result in a material adverse effect on the Company. The Company has received no notice from any governmental or regulatory agency or authority that it is not in such compliance.

     4.12 SUBSIDIARIES. The Company has no Subsidiaries.

     4.13 PROPRIETARY RIGHTS. SCHEDULE 4.13 sets forth a correct and complete list of all licenses (or other rights to use), copyrights, trademarks, service marks, trade names, patents, assumed or fictitious names, logos, trade secrets, know-how and other proprietary rights and applications therefor and registrations thereof that are material to the conduct of the business of the Company (collectively, "Proprietary Rights"). The Company has a right to use such proprietary rights in connection with its business as presently being conducted, and no claim has been made against the Company that such use violates the rights of any third party. To the best of Sellers' knowledge, all Proprietary Rights of the Company are free from any claim of others, security interest, lien, encumbrance or restriction, there is no default with respect thereto on the part of the Company, and such Proprietary Rights have not been and are not now being challenged in any way or involved in any pending or threatened infringement, unfair competition or other proceeding. To the best of Sellers' knowledge, the Company is not infringing the rights of any other Person with respect to any Proprietary Right and has not received any claim of any such infringement or violation. To the best of Sellers' knowledge, none of the rights of the Company to any Proprietary Right will be impaired in any way by the transactions contemplated by this Agreement.

     4.14 TAX MATTERS. Except as may be disclosed on SCHEDULE 4.14 hereto:

     (a) The Company (i) has duly and timely filed with the appropriate governmental authorities all tax returns and reports required to be filed and
(ii) has duly paid all taxes, interest, penalties, assessments and deficiencies and other governmental charges which are due and payable upon it and its properties, assets, income, business, sales and payrolls, including all amounts assessed as additional taxes, penalties and interest.

     (b) The Company has not been audited by the IRS during the past five (5) years. The Company has not executed or filed with the IRS or any other taxing authority any agreement extending the period for assessment or collection of any income or other taxes.

     (c) The Company is not a party to any pending action or proceeding nor, to the best of Sellers' knowledge, is any action or proceeding threatened by any governmental authority for assessment or collection of taxes, and, to the best of Sellers' knowledge following diligent review, no claim for assessment or collection of taxes has been asserted against the Company.

     (d) To the best of Sellers' knowledge following diligent review, the Company has withheld proper and accurate amounts from its employees in full and complete compliance with all withholding and similar provisions of the Code and any and all other applicable United States, foreign, state or local laws, statutes, codes, ordinances, rules and regulations. To the best of Sellers' knowledge following diligent review, the Company has timely filed the proper federal, foreign, state and local returns, reports and estimates with respect to employee income tax withholding, social security taxes and unemployment taxes (or comparable or similar taxes or charges) for all years and periods (or portions thereof) for which such returns and reports were due, and any and all amounts that were due and payable have been paid in full. All payments (including interest and penalties thereon) due and payable from the Company with respect to its employee income tax withholding, social security taxes and unemployment taxes (or comparable or similar taxes or charges) for any year or period (or portions thereof) ended on or prior to or including the Closing Date, have been paid in full.

     4.15 UNION CONTRACTS AND LABOR RELATIONS. The Company is not a party to any collective bargaining or union agreement and there is no (i) labor strike, dispute, grievance, controversy or other labor trouble pending or, to the best knowledge of Sellers, threatened that may materially affect the Company, (ii) application for certification of a collective bargaining agent pending or, to the knowledge of Sellers, threatened or (iii) complaint pending or, to the knowledge of Sellers, threatened or on file with any federal, state or local governmental agencies alleging employment discrimination.

     4.16 EMPLOYEES/EMPLOYEE BENEFIT PLANS. SCHEDULE 4.16 sets forth a correct and complete list of all current employees of the Company, and all employee benefit plans (collectively, the "Plans") maintained by the Company, in which it participates or may be required to participate or in respect of which it may have any liability. Except for the Plans, the Company does not have in effect, participate in, or have any liability for any plan, fund or program as defined in Section III(2) of the Employee Retirement Income Act of 1974, as amended ("ERISA"), and does not have an obligation to establish any such plan, fund or program. Sellers have furnished Purchaser with true and complete copies of all of the Plans and the latest financial statements therefor, which fairly represent the financial condition of the Plans at such dates. There have been no materially adverse changes to any of the Plans since the date of the latest financial statements. To the best of Sellers' knowledge following diligent review, there is not outstanding any request for information concerning the Plans by participants, beneficiaries or government agencies. Neither the Company nor the Plans have been involved in any transaction that would constitute a "prohibited transaction" within the meaning of Sections 503 and 4975 of the Code or ERISA Section 406. None of the Plans has any "accumulated funding deficiency" as described in Code Section 412, and all required contributions to the Plans for the period through the Closing Date have been made. All Plans are in compliance in all material respectswith the applicable provisions of ERISA, the regulations issued thereunder and all other applicable statutes and regulations. To the extent the Plans are administered by the Company, such Plans have been maintained and administered in accordance with their separate terms. Each Plan which is intended to qualify under Code Section 401 has been issued a determination letter by the IRS that it is qualified under Code Section 401(a) and its trust fund is exempt from taxation under Code
Section 501(a). All information submitted with the request for such determination letters, if any, was true and accurate in all material respects, all material information required to have been submitted to the IRS was submitted, and no event has occurred with respect to any Plan that would cause the loss of such qualification. Each trust fund established for any medical or disability plan has been issued a determination letter by the IRS that it is exempt from taxation under Code Section 501(c)(9), and no event has occurred with respect to any such Plan that would cause the loss of such qualification. None of the Plans has experienced a "reportable event" as described in ERISA
Section 4043(b) or is experiencing any condition that may constitute grounds under ERISA Section 4042 for the termination of such Plan or the appointment of a trustee to administer such Plan. The Company has not (i) contributed or been required to contribute to any "multi-employer pension plan," as that term is defined in ERISA Section III(37)(A), or (ii) incurred any withdrawal liability under subtitle E of Title IV of ERISA or has withdrawn from any multi-employer pension plan in any manner that could result in any liability to the Company.

     4.17 CONDUCT OF BUSINESS. Between June 30, 2000, and the date of this Agreement, except as otherwise approved by the Purchaser in writing, the business of the Company has been conducted only in the ordinary course and there has occurred no materially adverse change or, to the knowledge of Sellers, any event that involved any significant possibility of a materially adverse change, in the condition (financial or otherwise), assets, liabilities, business, operations or affairs of the Company.

     4.18 SOLVENCY. The sale and transfer of the VVI Shares pursuant to this Agreement will not render Sellers insolvent (within the meaning of the Uniform Fraudulent Conveyance Act or 11 U.S.C. ss. 101(31)).

     4.19 LEASES. SCHEDULE 4.19 sets forth a correct and complete list of all leases under which the Company leases, as lessor or lessee, any real or personal property along with the names of the parties to such leases, the commencement and expiration dates of such leases and a summary description of the rental under such leases and any options pertaining thereto. Except as described in SCHEDULE 4.19, all such leases are in full and force and effect, in all material respects, and no party thereto is in material default or breach thereunder.

     4.20 REAL AND PERSONAL PROPERTY. SCHEDULE 4.20 sets forth a correct and complete list and summary description of all real and material personal property, tangible or intangible (other than inventory), owned by the Company or, whether or not owned, used in its business. Except as disclosed on SCHEDULE
4.20 or in other Schedules to this Agreement, the Company owns the property set forth in SCHEDULE 4.20 free and clear of all liens, charges, mortgages, security interests, pledges and encumbrances of any nature whatsoever. Substantially all such tangible personal property is in satisfactory condition and is suitable for the purpose for which it is being used, subject in each case to consumption in the ordinary course, to ordinary wear and tear and to ordinary repair, maintenance and periodic replacement.

     4.21 MATERIAL CONTRACTS. SCHEDULE 4.21 sets forth, unless set forth in another Schedule hereto, a correct and complete list as of the date hereof of all written or material oral agreements, contracts and commitments of the following types to which the Company or by which the Company is bound or otherwise affected as of the date hereof, including, without limitation: (i) mortgages, indentures, security agreements, loan and credit agreements and other agreements and instruments relating to the borrowing of money or evidence of credit, (ii) contracts or options to purchase or sell real property, (iii) contracts for the purchase or sale of materials, supplies or equipment or for providing services, that individually involve payments to be made of more than $1,000, (iv) contracts between the Company and any Seller, (v) agreements and instruments representing loans or commitments to loan to officers, directors, employees or agents of the Company, (vi) contracts of any kind to which the United States Government or any of its agencies or any state or local municipality is a party or under which the Company is a contractor or subcontractor under any federal, state or local law, regulation or executive order, (vii) partnership or joint venture agreements of any kind, (viii) management, employment, consulting, service and independent contractor agreements, (ix) development, production, financing and similar agreements, (x) license agreements, (xi) confidentiality and nondisclosure agreements, (xii) agreements relating to a merger or to the acquisition or disposition of stock or assets, (xiii) distribution agreements, and (xiv) other agreements, contracts and commitments (other than those previously set forth in Schedules hereto). Sellers have delivered or made available to Purchaser complete and correct copies of all such written agreements, contracts and commitments, together with all amendments thereto and waivers and consents with respect thereto. Except as disclosed in SCHEDULE 4.21 hereto, all of such agreements, contracts and commitments referred to are in full force and effect and all parties to such agreements, contracts and commitments have performed in all material respects all of the obligations required to be performed by them to date and are not in default thereunder in any material respect. No agreement, contract or commitment to which the Company is a party, or by which it or any of its properties is bound, specifically limits its freedom to compete in any line of business or with any person or entity.

     4.22 GOVERNMENT PERMITS. Except as set forth in SCHEDULE 4.22 hereto, the Company has and is in substantial compliance with all material permits, licenses, orders and approvals of all federal, state, local or foreign governmental or regulatory bodies required for itto carry out its business as presently conducted, all of which are listed in SCHEDULE 4.22. All such permits, licenses, orders and approvals are in full force and effect, and no suspension or cancellation, nor any proposed adverse modification of any of them is pending or, to the knowledge of Sellers, threatened. No consent of any governmental or regulatory body issuing such permits, licenses, orders and approvals is necessary for the consummation of the transactions contemplated by this Agreement, the failure of which to so obtain would result in a material adverse effect on the transactions contemplated hereby.

     4.23 TITLE TO PROPERTIES. The Company has good and marketable (as to real estate, if any) title to all of the properties and assets reflected in the June 20, 2000 balance sheet as owned by it (other than assets disposed of in the ordinary course of business, since June 30, 2000, or as disclosed in the notes to the financial statements), free and clear of all restrictions, conditions, liens, mortgages, encumbrances and similar claims (Liens") other than (a) Liens reflected in such financial statements and notes, (b) Liens for taxes and betterment assessments contested in good faith in appropriate proceedings or that are not yet due and payable, (c) Liens reflected in SCHEDULE 4.23, and (d) and such other Liens, if any, as do not materially detract from the value of or interfere with the present or future use of the properties or assets affected thereby.

     4.24 INSURANCE. Set forth in SCHEDULE 4.24 hereto is a complete list of insurance policies that the Company maintains with respect to its businesses, properties or employees. Such policies are in full force and effect free from any right of termination on the part of the insurance carriers. Since June 30, 2000, there has not been any material adverse change in the Company's relationship with its insurers or in the premiums payable pursuant to such policies.

     4.25 ACCOUNTS RECEIVABLE. Set forth in SCHEDULE 4.25 hereto is a complete list of the Company's accounts receivables, unbilled invoices and other debts due to the Company (the "Accounts Receivable") as of June 30, 2000. Except as otherwise set forth in SCHEDULE 4.25 hereto, all of the Accounts Receivable arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered and performed to the account of the Company, and no further goods are required to be provided and no further services are required to be rendered by the Company to collect the Accounts Receivable in full. No such account has been assigned or pledged to any other person, firm or corporation, and except only to the extent reserved against in the Company's financial statements, no defense or setoff to any such account has been asserted by the account obligor. To the best of Sellers' knowledge following diligent review, the Accounts Receivable are collectible in full.

     4.26 TRANSACTIONS WITH AFFILIATES. Except as set forth in SCHEDULE 4.26 hereto, the Company is not a party to any transaction with any Seller or any officer, director, employee or Affiliate thereof.

     4.27 BANK ACCOUNTS, POWERS OF ATTORNEY AND COMPENSATION OF EMPLOYEES. Set forth in SCHEDULE 4.27 is an accurate and complete list showing (a) the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box and the names of all persons authorized to draw thereon or to have access thereto, (b) the names of all persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof and (c) the names of all persons whose compensation from the Company for the recent calendar year ended exceeded an annualized rate of $20,000, together with a statement of the full amount paid or payable to each such person for services rendered during such calendar year.

     4.28 INVENTORY. All items of the Company's inventory and related supplies (including raw materials, work-in-progress and finished goods) are (a) usable for the purpose intended, (b) of quality suitable and usable for the production or completion of merchantable products, for sale in the ordinary course of business as first quality goods at normal mark-ups, (c) not obsolete or below market standards and (d) in conformity in all material respects with all applicable government requirements. Each item of such inventory reflected in the Company's financial statements and the books and records of the Company is valued at the lower of historical cost or market value.

     4.29 SUPPLIERS AND CUSTOMERS. Sellers are not aware of any intention on the part of any of the Company's material customers or suppliers to terminate or modify in a manner adverse to the Company any of such relationships. To the best of Sellers' knowledge, no material adverse change in relations with the Company's suppliers or customers will occur as a result of the announcement or consummation of the transactions contemplated by this Agreement.

     4.30 BOOKS AND RECORDS. The minute books of the Company, as previously made available to Purchaser, contain accurate records of all meetings of and corporate actions or written consents of the stockholders and the Board of Directors of the Company. The Company has no records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company and that are required for the day-to-day operations of the Company.

     4.31 DISCLOSURE. If requested by Purchaser, Sellers have caused to be made available for inspection and copying by Purchaser and its advisers, true, complete and correct copies of all documents referred to in this Article 4 or in any Schedule furnished to Purchaser by Sellers. No representation or warranty contained in this Agreement, and no statement, certificate, schedule, list or other information furnished or to be furnished by or on behalf of Sellers to Purchaser in connection with this Agreement, contains or will contain any untrue statement of a material fact, or omits to state or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.

     4.32 BROKER'S OR FINDER'S FEES. Except for Environmental & Financial Consulting, Inc., whose fee is to be paid by Purchaser, no agent, broker, person or firm acting on behalf of Sellers or the Company, is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Affiliate of the parties hereto, in connection with any of the transactions contemplated herein.

     4.33 ABSENCE OF CERTAIN EVENTS. Since June 30, 2000, there has not been (a) any damage, destruction or casualty loss, whether covered by insurance or not, materially and adversely affecting either the business, operations or financial condition of the Company; (b) any material increase in the rate or terms of compensation payable or to become payable by the Company to its directors, officers or key employees, except increases occurring in the ordinary course of business in accordance with its customary practices; (c) any material increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or key employees except salary increases occurring in the ordinary course of business in accordance with its customary practices; or
(d) any entry into any material agreement, commitment or transaction (including without limitation any borrowing, capital expenditure or capital financing) by the Company, except agreements, commitments or transactions entered into in the ordinary course of business or as contemplated by or referred to in this Agreement or the Schedules hereto; or (e) any material change by the Company in its accounting method, principles or practices.

     4.34 [OMITTED]

     4.35 [OMITTED]

     4.36 PRODUCT WARRANTY. Each product manufactured, sold, leased or delivered by the Company, or service provided by the Company, has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company has no material liability (and, to the best of Sellers' knowledge following diligent review, there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against it giving rise to any liability) for replacement or repair thereof or other damages in connection therewith. Except as provided on SCHEDULE 4.36 hereto, no product manufactured, sold, leased or delivered by the Company, or service provided by the Company, is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease. The Company has delivered to Purchaser copies of the form of all contracts to which the Company is a party containing guaranties, warranties or indemnities to which the Company may become liable).

     4.37 DISPOSAL OR RELEASE OF HAZARDOUS SUBSTANCES. No part of any of the premises owned or leased by the Company (including without limitation any leased property) has been used by the Company or any other person or entity for the disposal, burial or placement (other than in tanks or other containers authorized by law) of hazardous substances (as defined in or pursuant to CERCLA) or any petroleum products, pollutants or contaminants. The Company has not caused or permitted the release of any hazardous substances (as defined in or pursuant to CERCLA), petroleum products, pollutants or contaminants onto the premises or into the subsurfaces thereof, including, without limitation, surface waters and groundwaters. The Company is not in violation of any applicable laws, statutes, rules, regulations or ordinances in connection with the transportation, disposal, storage, treatment, processing, release and other handling of hazardous substances (as defined in or pursuant to CERCLA) or any petroleum products, pollutants or contaminants or the emission or release of any hazardous substance (as defined in or pursuant to CERCLA), effluent, contaminant, pollutant or other material, and no other person has used all or part of the premises owned or leased by the Company in violation of any of those requirements of law.

     4.38 INVESTMENT REPRESENTATION. The WEI Shares are being acquired for the account of Sellers and not with a view to, nor for sale in connection with, any distribution thereof, and without any present intention of selling the same. The WEI Shares will not be sold or otherwise disposed of in the absence of a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the WEI Shares, respectively, or an exemption from the registration requirements of the Securities Act.

     Sellers hereby acknowledge that (i) the WEI Shares may not be sold or otherwise transferred unless they are registered under the Securities Act or an exemption from such registration is available; (ii) any sales of the WEI Shares made in reliance upon Rule 144 promulgated under the Securities Act can be made only in accordance with the terms and conditions of Rule 144 and, further, that if Rule 144 is not applicable, any resale of such securities under circumstances in which Sellers or the person through whom the sale is made may be deemed to be an underwriter, as that term is defined in the Securities Act, may require compliance with some other exemption under the Securities Act or the rules and regulations of the Securities and Exchange Commission or other governmental authority substituted therefor; and (iii) Purchaser is under no obligation to register any of the WEI Shares under the Securities Act or to comply with the terms and conditions of any exemption thereunder.

     The instruments evidencing the WEI Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer thereof):

     THE SECURITIES REPRESENTED HEREBY WERE NOT REGISTERED UNDER, AND ARE SUBJECT TO, THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED, AND THE COMPANY IS NOT REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, TRANSFER OR ASSIGNMENT, EXCEPT (I) PURSUANT TO A CURRENT REGISTRATION UNDER THE 1933 ACT; (II) IN A TRANSACTION PERMITTED BY RULE 144 UNDER THE 1933 ACT AND AS TO WHICH THE COMPANY HAS RECEIVED REASONABLY SATISFACTORY EVIDENCE OF COMPLIANCE WITH THE PROVISIONS OF RULE 144; OR (III) UPON RECEIPT OF A LEGAL OPINION RENDERED BY COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT THE TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT.

     If a legal opinion complying with clause (iii) of the legend set forth above indicates that the legend and stop-transfer order may be removed, Purchaser will substitute unlegended instruments for and remove the stop-transfer order from the instruments described in the opinion.

     In connection with any Purchaser IPO (as defined in Section 10.11 hereof) or any other offering involving an underwriting of shares being issued by Purchaser, Purchaser shall not be required to include any of the WEI Shares in such underwritings unless other shareholders of Purchaser are being permitted to include some or all of their shares in the underwritings, in which case Sellers shall be permitted to include some or all of the WEI Shares on an equivalent basis; HOWEVER, should Purchaser agree to include a portion of the WEI Shares in such underwriting, following Sellers' request to do so, Sellers must accept the terms of the underwriting (to the extent applicable to the WEI Shares) as agreed upon between Purchaser and the underwriters selected by Purchaser (all costs of registering the WEI Shares shall be borne by Purchaser). Furthermore, in connection with any registration of the WEI Shares, Sellers agree, if requested by Purchaser or the underwriters managing any underwritten offering of the WEI Shares, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of the WEI Shares (other than that included in the registration) without the prior written consent of Purchaser or such underwriters, as the case may be, for such period of time after the effective date of such registration as Purchaser or the underwriters may specify, which, in any event, shall be a minimum of twelve (12) months following any Purchaser IPO; but in any event shall be no longer than the time period required by the underwriter for similarly situated shareholders of Purchaser. Sellers shall receive treatment no less favorably than any other shareholder of Purchaser at the time of any offering involving an underwriting of shares being issued by Purchaser.

     4.39 ACCOUNTS PAYABLE. Set forth in SCHEDULE 4.39 hereto is a complete list of the Company's accounts payables ("Accounts Payable") as of June 30, 2000. All such Accounts Payable were incurred by the Company in the ordinary course of its business, and each represents the fair market value for services or materials rendered to or received by the Company.

             ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Sellers that:

     5.1 ORGANIZATION AND POWER OF PURCHASER. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

     5.2 AUTHORITY RELATIVE TO AGREEMENT. The execution, delivery and performance of this Agreement by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Purchaser.

     5.3 ENFORCEABILITY OF AGREEMENT. Purchaser has duly executed and delivered this Agreement. This Agreement constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms.

     5.4 EFFECT OF AGREEMENT. The execution, delivery and performance of this Agreement by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of law applicable to Purchaser or the corporate charter or bylaws of Purchaser;
(ii) require the consent, waiver, approval, license or authorization of, or filing with, any Person; provided that Purchaser makes no representation to the extent any of the foregoing is required as the result of the nature of the business or assets of the Company; or (iii) with or without the giving of notice or the passage of time or both, conflict with or result in a breach or termination of, constitute a default under or result in the creation of any lien, charge or encumbrance upon any of the assets of Purchaser pursuant to, any provision of any mortgage, deed of trust, indenture or other agreement or instrument, or any order, judgment, decree or other restriction of any kind or character, to which Purchaser is a party or by which Purchaser or any of its assets may be bound.

     5.5 RESTRICTIVE DOCUMENTS. Purchaser is not subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character that would prevent consummation of the transactions contemplated by this Agreement.

     5.6 FULL DISCLOSURE. No representation or warranty contained in this Agreement, and no statement, certificate, schedule, list or other information furnished or to be furnished by or on behalf of Purchaser to Sellers in connection with this Agreement, contains or will contain any untrue statement of a material fact, or omits to state or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.

     5.7 INVESTMENT REPRESENTATION. The VVI Shares are being acquired for the account of Purchaser and not with a view to, nor for sale in connection with, any distribution thereof, and without any present intention of selling the same. The VVI Shares will not be sold or otherwise disposed of (except to an Affiliate of Purchaser) in the absence of a registration statement under the Securities Act covering the VVI Shares, or any exemption from the registration requirements of the Securities Act.

     5.8 AUTHORIZED CAPITALIZATION. The authorized capital stock of Purchaser consists of 10,000,000 shares of common stock, $.001 par value per share, of which, as of the date hereof, _________________ shares are issued and outstanding. Options to purchase an aggregate of ________ shares of common stock are issued and outstanding as of the date hereof. Except as described on
SCHEDULE 5.8 hereto, there are no other authorized or outstanding equity securities of Purchaser of any class, kind or character, and there are no outstanding rights, contracts, rights to subscribe, conversion rights, exchange rights, warrants, options, calls puts or other agreements or commitments of any character relating to Purchaser's common stock or any securities convertible or exchangeable for any of Purchaser's common stock. The issuance of the WEI shares to Sellers has been approved by all necessary corporate action on the part of Purchaser and, on the Closing Date, the WEI Shares will be fully paid and nonassessable and free and clear of any lien, encumbrance, charge, security interest or claim whatsoever (including any restriction on the right to vote, sell or otherwise dispose of the WEI Shares other than the restrictions specifically set forth in Section 4.38 hereof), and Purchaser has the right to transfer the WEI Shares to Sellers. Purchaser has delivered to Sellers or their counsel copies of all shareholder agreements or other agreements with its stockholders relating to ownership of stock of Purchaser.

     5.9 INFORMATION FURNISHED BY PURCHASER TO SELLERS. There is no fact that Purchaser has not disclosed herein that materially and adversely affects the properties, business, prospects, profits or condition (financial or otherwise) of Purchaser, except that Purchaser makes no representation or warranty as to the effect of general economic conditions, the condition of the financial markets, future legislation or future regulatory action. There has been no materially adverse change in the assets or liabilities, the business or condition, financial or otherwise, the results of operations or the prospects of Purchaser since December 31, 1999.

     5.10 FINANCIAL STATEMENTS AND UNDISCLOSED LIABILITIES. Purchaser has heretofore furnished to Sellers true and complete copies of the audited financial statements of Purchaser as of December 31, 1999, and the unaudited financial statements as of June 30, 2000 (the "Purchaser

Financial Statements"). The Purchaser Financial Statements were prepared in accordance with GAAP and present fairly the financial position, results of operations and cash flow of Purchaser as of the date and for the period indicated. Except as disclosed in the Purchaser Financial Statements, Purchaser has no material liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, whether or not such liabilities or obligations would have been required to be disclosed on a balance sheet prepared in conformity with GAAP. Without limiting the generality of the foregoing, to the best of Purchaser's knowledge, Purchaser has no liability (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against it giving rise to any liability) arising out of any injury to persons or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by Purchaser or any of its dealers or representatives.

     5.11 TAX MATTERS.

     (a) Purchaser (i) has duly and timely filed with the appropriate governmental authorities all tax returns and reports required to be filed and
(ii) has duly paid, or arranged for payment, all taxes, interest, penalties, assessments and deficiencies and other governmental charges upon it shown to be due thereon and its properties, assets, income, business, sales and payrolls, including all amounts assessed as additional taxes, penalties and interest.

     (b) Purchaser has not been audited by the IRS during the past five (5) years. Purchaser has not executed or filed with the IRS or any other taxing authority any agreement extending the period for assessment or collection of any income or other taxes.

     (c) Purchaser is not a party to any pending action or proceeding nor, to the best of Purchaser's knowledge, is any action or proceeding threatened by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against Purchaser.

     (d) Purchaser has withheld proper and accurate amounts from its employees in full and complete compliance with all withholding and similar provisions of the Code and any and all other applicable United States, foreign, state or local laws, statutes, codes, ordinances, rules and regulations. Purchaser has timely filed the proper federal, foreign, state and local returns, reports and estimates with respect to employee income tax withholding, social security taxes and unemployment taxes (or comparable or similar taxes or charges) for all years and periods (or portions thereof) for which such returns and reports were due, and any and all amounts that were due and payable have been paid in full. All payments (including interest and penalties thereon) due or to become due from Purchaser with respect to its employee income tax withholding, social security taxes and unemployment taxes (or comparable or similar taxes or charges) for any year or period (or portions thereof) ended on or prior to or including the Closing Date, have been paid in full or are adequately reserved for (excluding deferred tax accounts).

     5.12 BROKER'S OR FINDER'S FEES. Except for a commission to be paid by Purchaser to Environmental & Financial Consulting, Inc., a Florida corporation, no agent, broker, person or firm acting on behalf of Purchaser, is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Affiliate of the parties hereto, in connection with any of the transactions contemplated herein.

     5.13 ABSENCE OF CERTAIN RECENT CHANGES. Except as expressly set forth in
SCHEDULE 5.13 and as may be set forth in the Purchaser's financial statements provided to Sellers, since December 31, 1999, Purchaser has not suffered one or more events or conditions which, individually or in the aggregate, has resulted in a material adverse change to its financial condition, business or prospects, and nothing has occurred which might result in any such material adverse change.

     5.14 LITIGATION; DISPUTES. Except as set disclosed in SCHEDULE 5.14, (i) there are no claims, actions, investigations or proceedings pending or, to the best of Purchaser's knowledge following diligent review, threatened against or relating to Purchaser before any court or governmental or regulatory body or authority, and (ii) neither Purchaser nor any of its property is subject to any judgment, order, writ, injunction or decree that materially adversely affects the financial condition, assets, business or prospects of Purchaser.

     5.15 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the financial statements of Purchaser delivered to Sellers, Purchaser is not, nor are any of the assets or properties of Purchaser, subject to any liabilities or obligations, whether absolute, accrued, contingent or otherwise, which are due and payable (including, without limitation, any liabilities for federal, state or other taxes); and Purchaser does not know of, or have any reasonable ground to know of, any basis for the assertion against Purchaser of any such liability, other than unsecured trade accounts payable and accrued expenses arising in the ordinary course of business since the date of such financial statements.

     5.16 NOTHING REASONABLY ANTICIPATED TO DELAY CLOSING. To Purchaser's knowledge, there are no contingencies, filings, or events which Purchaser reasonably expects to delay the Closing beyond September 30, 2000.

     5.17 NO KNOWLEDGE THAT REPRESENTATIONS ARE INCORRECT. Purchaser does not have any actual knowledge that Sellers or the Company have breached any representation or covenant contained in this Agreement. This does not include constructive knowledge of any matters or information or imply any independent investigation.

     5.18 INVESTMENT INTENT. Purchaser is acquiring the shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Purchaser agrees that it will not, directly or indirectly, transfer or dispose of the VVI Shares except in compliance with the Federal and State Securities Laws. Purchaser understands that the shares are characterized as "restricted securities" under the Federal Securities Laws. Purchaser confirms that Sellers have made available to Purchaser and its representatives and agents the opportunity to ask questions of the officers and management employees of the Company and to acquire such additional information about the business and financial condition of the Company as Purchaser has requested.

                        ARTICLE 6 - COVENANTS OF SELLERS

     Sellers hereby covenant and agree with Purchaser as follows:

     6.1 CONDUCT OF BUSINESS. During the period from the date of this Agreement to the Closing Date, Sellers shall cause the Company to conduct operations in the ordinary and usual course of business and shall use all reasonable efforts to preserve intact its business organizations, keep available the services of officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with the it. Without limiting the generality of the foregoing, Sellers shall cause the Company to (a) maintain its Articles of Incorporation and Bylaws in their respective forms on the date of this Agreement, (b) maintain the compensation payable or to become payable by the Company to any officer, employee or agent being paid $20,000 per year or more at their levels on the date of this Agreement, (c) refrain from making any bonus, pension, retirement or insurance payment or arrangement with any such person except regular annual increases consistent with past practices, (d) refrain from entering into any contract or commitment except contracts in the ordinary course of business, (e) refrain from making any change affecting any bank, safe deposit or power of attorney arrangements, and (f) refrain from declaring or paying any dividend or distribution of cash, stock or other property except for the distribution of two motor vehicles identified in SCHEDULE 4.20 hereto. Sellers shall notify Purchaser of any unexpected emergency or other change in the normal course of business or in the operation of the properties of the Company and of any governmental complaints, investigations or hearings (or communication indicating that the same may be contemplated), adjudicatory proceedings or submissions involving any material property of the Company, and shall keep Purchaser fully informed of such events and permit its representatives prompt access to all materials prepared in connection therewith.

     6.2 EXCLUSIVE DEALING. During the period from the date of this Agreement through September 30, 2000, Sellers shall not take any action, directly or indirectly, to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person other than Purchaser and Purchaser's representatives, lawyers, accountants and underwriters, concerning any purchase of the VVI Shares or any merger, sale of assets (except in the ordinary and usual course of business of the Company) or similar transaction involving the Company.

     6.3 REVIEW OF THE COMPANY. Sellers shall permit Purchaser and its employees, agents, attorneys, accountants and other representatives to have, after the date of execution hereof, full access to the premises and to all of the books, records, facilities and properties of the Company and shall, and shall cause the officers and employees of the Company to, furnish Purchaser with such financial and operating data and other information with respect to the Company and its business operations, financial condition and prospects as Purchaser from time to time shall reasonably request. Such review shall not, however, affect or limit the representations and warranties made by Sellers hereunder.

     6.4 REGULATORY APPROVALS. Sellers shall, and shall use all reasonable efforts to cause its Affiliates to, apply for all applicable federal and state regulatory approvals required of them to effectuate the provisions of this Agreement.

     6.5 CHANGES IN CAPITAL STOCK. Prior to the Closing, Sellers shall not take any action that would permit the Company to make or commit to make any change in its issued and outstanding capital stock, issue any options, warrants or convertible securities or make any commitments for the issuance of shares, options, warrants or convertible securities.

     6.6 FURTHER ASSURANCES. Sellers shall deliver or cause to be delivered such additional instruments and take such additional actions on the Closing Date and at such other times and places before or after Closing as Purchaser reasonably may request for the purpose of carrying out the provisions of this Agreement.

     6.7 KEY EMPLOYEES. From the date of execution of this Agreement until the Closing Date, Sellers shall cause the Company to make its key employees available to confer during normal business hours on a regular and frequent basis with one or more designated representatives of Purchaser to report material operational matters and to report the general status of ongoing operations. Sellers shall exercise all reasonable efforts to encourage each of these employees to continue in the employ of Purchaser after the Closing Date. Sellers promptly shall advise Purchaser of any resignation by one of these employees that is effective on or before the Closing Date or that is effective after the Closing Date if notice is given prior to the Closing Date.

     6.8 BEST EFFORTS. Sellers shall use all reasonable efforts to fulfill all of the conditions set forth in this Agreement over which it has control or influence (including obtaining any authorizations, consents, approvals or waivers hereunder) and to consummate the transactions contemplated herein.

     6.9 NONSOLICITATION OF EMPLOYEES. For the period commencing on the date of execution of this Agreement and continuing for a period of two years after the Closing Date, the Sellers shall refrain and shall cause its Affiliates to refrain from directly or indirectly soliciting for employment any individual who formerly was employed by the Company or who is in the employ of Purchaser or one of its Affiliates, without Purchaser's prior written consent; PROVIDED, HOWEVER, that, with respect to Joe Duke, such covenant shall cease at any time Joe Duke's employment with the Company is terminated without cause under the Employment Agreement.

                       ARTICLE 7 - COVENANTS OF PURCHASER

     7.1 REGULATORY APPROVALS. Purchaser shall, and shall use all reasonable efforts to cause its Affiliates to, apply for all applicable federal and state regulatory approvals required of Purchaser to effectuate the provisions of this Agreement. Purchaser shall, and shall use all reasonable efforts to cause its Affiliates to, reasonably provide information to and otherwise reasonably cooperate with Sellers and their Affiliates in order to allow them to comply with the requirements of Section 6.4 hereof.

     7.2 FURTHER ASSURANCES. Purchaser shall deliver or cause to be delivered such additional documents, and take such additional actions on the Closing Date and at such other times and places, before or after Closing, as Sellers reasonably may request for the purpose of carrying out the provisions of this Agreement.

     7.3 CONFIDENTIALITY. Except as may be required by law, Purchaser shall maintain in strict confidence, and shall not disclose, any information regarding the Company delivered to Purchaser pursuant to this Agreement, unless and until the Closing Date; provided that, this restriction shall not apply to (i) information in the public domain; (ii) information in the possession of Purchaser without restriction as to use or disclosure and not acquired from Sellers; and (iii) information obtained from third parties lawfully in possession of it and were under no obligation of secrecy with respect thereto.

     7.4 STATUS OF PURCHASER'S IPO. Purchaser shall keep Sellers advised concerning the status of, and prospects for, the closing of its anticipated initial public offering. Purchaser shall use its good-faith efforts to promptly deliver to Sellers copies of all preliminary and final prospectuses, registration statements and similar filings, and all amendments and exhibits thereto, upon filing with the Securities and Exchange Commission. Purchaser shall make its representatives available to discuss with Sellers and their representatives the status of and prospects for the initial public offering.

     7.5 CONDUCT OF BUSINESS. Purchaser shall notify Sellers of any unexpected emergency or other change in the normal course of business or in the operation of the properties of Purchaser and of any governmental complaints, investigations or hearings (or communication indicating that the same may be contemplated), adjudicatory proceedings or submissions involving any material property of Purchaser, and shall keep Sellers fully informed of such events.

     7.6 BEST EFFORTS. Purchaser shall use all reasonable efforts to fulfill all of the conditions set forth in this Agreement over which it has control or influence (including obtaining any authorizations, consents, approvals or waivers hereunder) and to consummate the transactions contemplated herein. In addition to the foregoing, post closing, Purchaser shall use its reasonable best-faith efforts to have Sellers released from personal guarantees associated with institutional or purchase-money financing entered into by Sellers for the benefit of the Company.

     7.7 NONSOLICITATION OF EMPLOYEES; CONFIDENTIALITY. In the event that the Closing does not occur, for the period commencing on the termination of this Agreement and continuing for a period of three years thereafter, Purchaser shall refrain and shall cause its Affiliates to refrain from directly or indirectly soliciting for employment any individual who during such three-year period is in the employ of the Company, unless having obtained Sellers' prior written consent. During such three-year period, Purchaser shall treat the information of the Company provided to Purchaser as proprietary; PROVIDED, HOWEVER, such restrictions shall not apply to information which is (i) already known by Purchaser without an obligation of confidentiality, (ii) publicly known or becomes publicly known through no unauthorized act of Purchaser, (iii) disclosed to Purchaser by a third party not in violation of any obligations of confidentiality to the Company, (iv) independently developed by Purchaser without use of the confidential information, (v) disclosed without similar restrictions by the Company to a third party, (vi) approved by the Company for disclosure, (vii) required to be disclosed pursuant to a requirement of a governmental agency or law so long as Purchaser provides the Company with timely written notice of such requirement prior to any such disclosure in order to provide the Company an opportunity to prevent or limit such disclosure, or
(viii) required to be disclosed pursuant to litigation, deposition or law.

                ARTICLE 8 - CONDITIONS TO PURCHASER'S OBLIGATIONS

     The obligations of Purchaser contained herein are subject to the satisfaction or waiver of the following conditions precedent on or prior to the Closing Date:

     8.1 NO MATERIAL ADVERSE CHANGE. From June 30, 2000, through the Closing Date, (i) there shall have been no material adverse change in the assets or liabilities, the business or condition, financial or otherwise, the results of operations or the prospects of the Company, (ii) there shall have been no increase in the compensation, bonuses or benefits payable to employees generally or to any members of management of the Company except regular annual increases consistent with past practices, (iii) there shall have been no payment on or distribution in respect of the capital stock of the Company, (iv) there shall have been no amendment to the Articles of Incorporation or Bylaws of the Company except for amendments which do not have a material adverse affect on the Company or its obligations under this Agreement, and (v) there shall have been no, and no agreement in respect of, a merger or sale of a material portion of the assets of the Company. Sellers shall have delivered to Purchaser a Certificate, dated the Closing Date, to such effect.

     8.2 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sellers contained in this Agreement or in any Schedule delivered pursuant hereto shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and Sellers shall have delivered to Purchaser on the Closing Date a certificate, dated the Closing Date, to such effect.

     8.3 PERFORMANCE OF AGREEMENTS. Each and all of the acts of Sellers to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed, and Sellers shall have delivered to Purchaser evidence reasonably satisfactory to Purchaser, including a certificate, dated the Closing Date, to such effect.

     8.4 NO PROCEEDINGS. No action or proceeding shall have been instituted or, to the best knowledge, information and belief of Sellers, threatened before or by any governmental body or agency, or by any third party, to restrain or prohibit any of the transactions contemplated hereby, and there shall not be in effect any injunction or order enjoining or restraining the consummation of the transactions contemplated hereby, and Sellers shall have delivered to Purchaser a certificate, dated the Closing Date, to the best of Sellers' knowledge, to such effect.

     8.5 GOVERNMENTAL APPROVALS. All governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

     8.6 PROCEEDINGS. All corporate proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident hereto and thereto, shall be reasonably satisfactory in form and substance to Purchaser and its counsel, and Purchaser shall have received copies of all such documents and other evidence as it or its counsel reasonably may request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

     8.7 OPINION OF COUNSEL. Sellers shall have furnished Purchaser with a favorable opinion, dated the Closing Date, of its counsel, Foley & Lardner, in form and substance reasonably satisfactory to Purchaser and its counsel substantially in the form of EXHIBIT 8.7 hereto.

                ARTICLE 9 - CONDITIONS TO OBLIGATIONS OF SELLERS

     The obligations of Sellers contained herein are subject to the satisfaction or waiver of the following conditions precedent on or prior to the Closing Date:

     9.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and Purchaser shall have delivered to Sellers on the Closing Date a certificate, dated the Closing Date, to such effect. There shall have been no material adverse change to Purchaser since December 31, 1999.

     9.2 PERFORMANCE OF AGREEMENTS. Each and all of the agreements to be performed by Purchaser on or before the Closing Date, including delivery of the closing documents specfied in Section 3.3 hereof, pursuant to the terms hereof shall have been duly performed, and Purchaser shall have delivered to Sellers evidence reasonably satisfactory to Sellers, including a certificate, dated the Closing Date, to such effect.

         9.3 NO PROCEEDINGS. No action or proceeding shall have been instituted or, to the best knowledge, information and belief of Purchaser, threatened before or by a governmental body or agency or by any third party to restrain or prohibit any of the transactions contemplated hereby, and there shall not be in effect any injunction or order enjoining or restraining the consummation of the transactions contemplated hereby. Purchaser shall have delivered to Sellers a certificate, dated the Closing Date, to the best of Purchaser's knowledge, to such effect.

     9.4 GOVERNMENTAL APPROVALS. All governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been obtained.

     9.5 PROCEEDINGS. All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident hereto and thereto, shall be reasonably satisfactory in form and substance to Sellers and their counsel, and Sellers shall have received copies of all such documents and other evidence as it or its counsel reasonably may request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

     9.6 NO MATERIAL ADVERSE CHANGE. From June 30, 2000, through the Closing Date, there shall have been no material adverse change in the assets or liabilities, the business or condition, financial or otherwise, the results of operations or the prospects of Purchaser.

     9.7 TAX RETURNS. Sellers and Purchaser shall have agreed upon the tax returns of the Company to be filed with the Internal Revenue Service for 1999.

               ARTICLE 10 - SURVIVAL OF REPRESENTATIONS; INDEMNITY

     10.1 SURVIVAL OF REPRESENTATIONS. The respective representations and warranties of the parties contained in this Agreement or in any Schedule delivered pursuant hereto shall survive the consummation of the transactions contemplated hereby and continue for a period of two (2) years thereafter; provided, however, that all representations and warranties of Sellers relating to ownership of the VVI Shares shall continue indefinitely.

     10.2 INDEMNIFICATION BY SELLERS. Sellers shall indemnify Purchaser, its Affiliates and their respective officers, directors and agents (collectively, the "Purchaser Indemnified Parties") against and hold them harmless from all damages, losses, expenses, claims, demands, suits, causes of action, proceedings, judgments and liabilities, including reasonable counsel fees and court costs, assessed, incurred or sustained by or against the Purchaser Indemnified Parties or the Company with respect to or arising out of (i) the failure of any representation or warranty made by Sellers in this Agreement or in any Schedule delivered pursuant hereto to be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, (ii) the failure of Sellers to fulfill any of their covenants or agreements hereunder, and (iii) any action or inaction of the Company prior to the Closing Date (collectively, "Seller Liabilities").

     10.3 INDEMNIFICATION BY PURCHASER. Purchaser shall indemnify Sellers and Sellers' agents (collectively, the "Seller Indemnified Parties") against and hold them harmless from all damages, losses, expenses, claims, demands, suits, causes of action, proceedings, judgments and liabilities, including reasonable counsel fees and court costs, assessed, incurred or sustained by or against the Seller Indemnified Parties with respect to or arising out of (i) the failure of any representation or warranty made by Purchaser in this Agreement to be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, (ii) the failure of Purchaser to fulfill any of its covenants or agreements contained herein, and (iii) any action or inaction of the Company after the Closing Date.

     10.4 REDUCTION OF PAYMENTS. If a payment by either party gives rise to a loss, damage or expense that is subject to indemnification by the other party hereto, the amount for which the damaged party may receive indemnification shall be reduced by any insurance proceeds or other payments received by the damaged party in respect thereof.

     10.5 INDEMNIFICATION OF THIRD-PARTY CLAIMS. The obligations and liabilities of any party to indemnify any other under this Article 10 with respect to claims relating to third parties ("Claims") shall be subject to the following terms and conditions:

     (a) NOTICE AND DEFENSE. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

     (b) FAILURE TO DEFEND. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment therein.

     (c) INDEMNIFIED PARTY'S RIGHTS. Anything in this Section 10.5 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

     10.6 TIME FOR NOTICE. Any party claiming indemnification hereunder with respect to the falsity of any representations or warranties herein must give notice to the other party of its claim for indemnification within the time period, if any, specified in Section 10.1 hereof for the survival of the applicable representation or warranty.

     10.7 TIME FOR PAYMENT. All indemnification payments required to be made pursuant to this Article 10 shall be made promptly after demand for payment has been made by the indemnified party upon the indemnifying party.

     10.8 TAX EFFECT. The indemnification obligation of an Indemnifying Party shall be adjusted so as to give effect to any net reduction in federal, state, local or foreign income or franchise tax liability actually realized at any time by the Indemnified Party in connection with the satisfaction by the Indemnifying Party of the Claims with respect to which indemnification is sought hereunder. Any Claims payable by the Indemnifying Party to the Indemnified Party hereunder shall include the federal, state, local or foreign income or franchise tax liability which the Indemnified Party will incur upon receipt of payment in respect of such Claims (taking into account any net operating loss, capital loss or credit carryover of the Indemnified Party). With respect to any Claims for which the Indemnified Party (but for the operation of this sentence) is entitled to indemnification hereunder, there shall be disregarded any tax liabilities arising by reason of (i) any reduction or disallowance of deductions from taxable income in one taxable year, to the extent such reduction or disallowance would result in a corresponding increase in allowable deductions from income in another taxable year, (ii) the shifting of items of income from one taxable year to another, or (iii) the capitalization of amounts which were expensed, but only if such capitalized amounts are subject to amortization or depreciation or recovery in costs of goods sold, inventory or materials, except insofar as such reduction, disallowance, shifting or capitalization would only result in the increase of any unutilized net operating loss, capital loss or credit carryover.

     10.9 AMOUNT LIMITATION. An Indemnified Party shall not be entitled to indemnification under this Article 10 for breach of a representation or warranty unless the aggregate of the Indemnifying Party's indemnification obligations to the Indemnified Party pursuant to this Article 10 (but for this Section 10.9) exceeds $10,000; and in such event, the Indemnified Party shall only be entitled to indemnification for the amount above such threshold. The Seller's total liability shall not exceed the Purchase Price.

     10.10 INDEMNIFICATION IS SOLE REMEDY. Except as otherwise provided for herein, the parties' sole and exclusive remedy for breach of this Agreement or any claim or cause of action arising out of the transactions contemplated by this Agreement is limited to the indemnification provisions of this Article 10.

     10.11 PURCHASER'S IPO. Purchaser anticipates that it will go public and provide its initial public offering ("Purchaser's IPO") within sixty (60) days of the date hereof, but not later than September 30, 2000 (the date of the Purchaser's IPO shall be referred to herein as the "IPO Date"). Purchaser shall take all reasonable steps to consummate Purchaser's IPO. Should Purchaser's IPO not be offered at or prior to September 30, 2000, Sellers shall have the option for a period of thirty (30) days commencing on September 30, 2000 to continue this Agreement for an additional period specified in a notice of such continuation, which period shall be not less than 30 days nor more than 120 days. Should Sellers elect to continue this Agreement pursuant to the terms of this Section 10.11, Sellers shall provide Purchaser written notice to Purchaser five (5) business days prior to September 30, 2000. If Sellers fail to provide such notice to Purchaser, this Agreement shall terminate effective September 30, 2000.

                           ARTICLE 11 - MISCELLANEOUS

     11.1 TERMINATION OF AGREEMENT. The parties hereto shall use all reasonable efforts to consummate the transactions contemplated hereby as soon as practicable. This Agreement may be terminated (i) at any time by mutual written agreement of Sellers and Purchaser, (ii) by either Purchaser or Sellers if any condition to the performance of the other party's obligations herein is not fulfilled or waived on or prior to September 30, 2000, provided that no party in breach of its obligations hereunder shall have the right to terminate this Agreement, and this Agreement (other than the confidentiality provisions hereof) shall be null and void and have no further effect. All rights or remedies of a party that accrue as a result of the breach of any provision of the Agreement shall survive any termination of this Agreement.

     11.2 EXECUTION IN COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

     11.3 NOTICES. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered either personally or sent by first class mail, certified, return receipt requested, postage prepaid, or by overnight courier service, addressed as follows:

     If to Sellers:         Joseph M. Duke
                            Carolyn M. Duke
                            6045 State Route 21
                            Keystone Heights, Florida _____________

             with copy to:  Foley & Lardner
                            200 Laura Street
                            Jacksonville, Florida 32202
                            Attention: Julia B. Davis, Esq.


     If to Purchaser:       Weststar Environmental, Inc.
                            9550 Regency Square Boulevard, Suite 1109
                            Jacksonville, Florida 32225
                            Attention: Michael E. Ricks, Chief Executive Officer

             with copy to:  Stutsman & Thames, P.A.
                            121 West Forsyth Street, Suite 600
                            Jacksonville, Florida 32202
                            Attention:  Bruce E. Stutsman, Esq.

or to such other address as the party to receive any such communication or notice may have designated by notice to the other party. Any notices delivered personally shall become effective at the time of receipt by the person to whom they are given. Notices sent by certified mail, return receipt requested, or by overnight courier service shall become effective on the earlier of (i) the date on which they are accepted or rejected by the person to whom they are addressed, or (ii) three (3) business days after being deposited in the mails or delivered to the courier service.

     11.4 WAIVERS. Either party hereto may, by written notice to the other parties hereto, (a) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (b) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any of the conditions to its obligations contained in this Agreement; or (d) waive or modify performance of any of the obligations of the other party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of either party, shall be deemed to constitute a waiver by either party taking such action of compliance with any representation, warranty, covenant or agreement contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     11.5 SPECIFIC PERFORMANCE. Each party hereto acknowledges and agrees that the remedy at law for any breach of this Agreement would be inadequate, and agrees and consents that temporary and permanent injunctive and other relief may be granted without proof of actual damage or inadequacy of legal remedy in any proceeding that may be brought to enforce any of the provisions of this Agreement.

     11.6 ENTIRE AGREEMENT. This Agreement, together with the Exhibits and Schedules hereto, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior representations, agreements and understandings, oral and written, by or among the parties hereto with respect to the subject matter hereof.

     11.7 APPLICABLE LAW. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and performed in Florida.

     11.8 BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     11.9 ASSIGNABILITY. Neither this Agreement nor any of the parties' rights or obligations hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto, except that Purchaser may transfer all or part of its rights and obligations under this Agreement to one or more of its Affiliates, provided that Purchaser shall remain liable for its obligations hereunder.

     11.10 EXPENSES. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, accountants and financial advisers. In the event of litigation or other adversary proceeding with respect to this Agreement or the transactions contemplated hereby, the nonprevailing party shall reimburse the prevailing party for all reasonable attorneys' fees and court costs incurred in connection therewith.

     11.11 PUBLICITY. Except as may be required by law, no party hereto shall issue any press release or make any other public statement, and each party shall keep confidential all matters, relating to or connected with or arising out of this Agreement or the matters contained herein, unless it obtains the prior approval of the other party hereto, which approval shall not be unreasonably withheld; PROVIDED THAT, this restriction does not apply to (i) information in the public domain, and (ii) information obtained from a third party lawfully in possession of it and under no obligation of secrecy as to it.

     11.12 AMENDMENTS. This Agreement may not be changed orally, but only by an agreement in writing signed by the parties hereto. Any provision of this Agreement can be waived, amended, supplemented or modified by written agreement of the parties hereto.

     11.13 NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to, and shall not, create any rights in any Person other than Purchaser and Sellers.

     11.14 CERTAIN TAX MATTERS. At the request of Purchaser, Sellers agreed that Purchaser's accountants extend the time for the filing of the Company's 1999 tax returns to be filed with the IRS. Purchaser agrees that it shall be responsible for the amount of any penalties or interest associated with the filing of such extension.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to have been duly executed and delivered on the date first above written.


                                          --------------------------------------
                                          JOSEPH M. DUKE


                                          --------------------------------------
                                          CAROLYN M. DUKE

                                                        "Sellers"



                                          WESTSTAR ENVIRONMENTAL, INC.


                                          By:
                                              ---------------------------------
                                              Michael E. Ricks,
                                              Chief Executive Officer

                                                        "Purchaser"

STATE OF FLORIDA
COUNTY OF __________

     The foregoing instrument was acknowledged before me this ____ day of August, 2000, by Joseph M. Duke, who (check one) ____ is personally known to me or ____ has produced _________________ as identification and who did/did not take an oath.


                                       _________________________________________

                                       Print Name: _____________________________
                                       Notary Public, State and County Aforesaid
                                       My commission expires:
                                       [Notarial Seal]



STATE OF FLORIDA
COUNTY OF __________

     The foregoing instrument was acknowledged before me this ____ day of August, 2000, by Carolyn M. Duke, who (check one) ____ is personally known to me or ____ has produced _________________ as identification and who did/did not take an oath.


                                       _________________________________________

                                       Print Name: _____________________________
                                       Notary Public, State and County Aforesaid
                                       My commission expires:
                                       [Notarial Seal]



STATE OF FLORIDA
COUNTY OF DUVAL

     The foregoing instrument was acknowledged before me this ____ day of August, 2000, by Michael E. Ricks, as Chief Executive Officer of Weststar Environmental, Inc., a Florida corporation, on behalf of the corporation, who (check one) ____ is personally known to me or ____ has produced
_________________ as identification and who did/did not take an oath.


                                       _________________________________________

                                       Print Name: _____________________________
                                       Notary Public, State and County Aforesaid
                                       My commission expires:
                                       [Notarial Seal]

                                  SCHEDULE 4.2

             THIRD-PARTY AUTHORIZATIONS REQUIRED FOR SELLERS CLOSING

                                  SCHEDULE 4.6

                               EFFECT OF AGREEMENT

                                  SCHEDULE 4.9

                                   LITIGATION

                                  SCHEDULE 4.13

                               PROPRIETARY RIGHTS

                                  SCHEDULE 4.14

                                   TAX MATTERS

                                  SCHEDULE 4.16

                      EMPLOYEES AND EMPLOYEE BENEFIT PLANS


I.   EMPLOYEES (AS OF JUNE 30, 2000).

             Name                    Hourly/Salary                    Rate
             ----                    -------------                    ----













II.  EMPLOYEE BENEFIT PLANS.

                                  SCHEDULE 4.19

                                     LEASES

                                  SCHEDULE 4.20

                           REAL AND PERSONAL PROPERTY

I.   Real property.


II.  Material personal property.

     A. EQUIPMENT

  Year            Make            Model            Serial No.            Remarks
  ----            ----            -----            ----------            -------











     B. AUTOMOBILES/TRUCKS/TRAILERS

  Year            Make            Model            Serial No.            Remarks
  ----            ----            -----            ----------            -------

                                  SCHEDULE 4.21

                               MATERIAL CONTRACTS

                                  SCHEDULE 4.22

                             PERMITS, LICENSES, ETC.

                                  SCHEDULE 4.24

                                    INSURANCE

                                  SCHEDULE 4.25

                               ACCOUNTS RECEIVABLE


(Exhibit begins on next page)

                                  SCHEDULE 4.26

                          TRANSACTIONS WITH AFFILIATES

                                  SCHEDULE 4.27

                               BANK ACCOUNTS, ETC.


Type of Account    Financial Institution    Account Number   Balance as of / /00
---------------    ---------------------    --------------   -------------------









POWERS OF ATTORNEY





CERTAIN COMPENSATED EMPLOYEES

                                  SCHEDULE 4.36

                                PRODUCT WARRANTY

                                  SCHEDULE 4.39

                                ACCOUNTS PAYABLE


(Exhibit begins on next page)

                                  SCHEDULE 5.8

                           PURCHASER'S CAPITALIZATION

                                  SCHEDULE 5.13

                           PURCHASER'S RECENT CHANGES

                                  SCHEDULE 5.14

                        PURCHASER'S LITIGATION; DISPUTES

                                 EXHIBIT 3.2(f)

                          FORM OF EMPLOYMENT AGREEMENT


(Exhibit begins on next page)

                                 EXHIBIT 3.2(g)

                        FORM OF NONCOMPETITION AGREEMENT

(Exhibit begins on next page)

                                 EXHIBIT 3.2(h)

                        FORM OF SELLERS' PROMISSORY NOTE


(Exhibit begins on next page)

                                   EXHIBIT 4.8

                              FINANCIAL STATEMENTS


(Exhibit begins on next page)

                                   EXHIBIT 8.7

                       FORM OF OPINION OF SELLERS' COUNSEL


(Exhibit begins on next page)